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Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of June 25, 2007, by and among Huntsman Corporation, a Delaware corporation (the "Corporation"), Fidelity Charitable Gift Fund, a charitable trust, duly organized and validly existing under the laws of the Commonwealth of Massachusetts ("CGF"), and Jon M. Huntsman, an individual ("JMH"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in that certain Registration Rights Agreement dated as of February 10, 2005 by and among the Corporation and the other parties thereto (as amended, supplemented or otherwise modified from time to time, the "Registration Agreement").

        WHEREAS, JMH plans to make a charitable contribution of up to 1,980,000 shares of the common stock (the "Contribution Shares") of the Corporation to CGF (the "Contribution");

        WHEREAS, each of JMH and CGF has rights to demand the registration of Registrable Securities pursuant to the Registration Agreement, and the parties desire to clarify such rights pursuant to this Agreement; and

        WHEREAS, JMH and CGF have requested that the Corporation file a Registration Statement on Form S-3 to cover the potential resale of the Contribution Shares by CGF (the "Contribution Resale Registration Statement").

        NOW, THEREFORE, the Corporation, CGF and JMH hereby agree as follows:

        Section 1.    Definition

        "Filing Deadline" is the first time the Corporation may file the Contribution Resale Registration Statement under the applicable rules and regulations of the U.S. Securities and Exchange Commission ("SEC") without violating any such applicable rules or regulations and without, in the discretion of the Corporation, creating any unreasonable risk of a liability to the Corporation.

        Section 2.    Registration Rights

        The Corporation shall prepare, and, as soon as practicable but in no event later than the Filing Deadline, file with the SEC the Contribution Resale Registration Statement covering the resale of the Contribution Shares.

        Section 3.    Other Matters

        All other matters relating to the Contribution Resale Registration Statement, including, without limitation, registration expenses, indemnification, contribution and miscellaneous, shall be governed by the terms and conditions of the Registration Agreement. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HUNTSMAN CORPORATION
By:	/s/ SEAN DOUGLAS Sean Douglas
Its:	Vice President and Treasurer
FIDELITY CHARITABLE GIFT FUND
By:	/s/ MARK ALCAIDE Mark Alcaide
Its:	SVP—Chief Financial Officer
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman, an individual

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REGISTRATION RIGHTS AGREEMENT